Exhibit 10.1

UQM TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

    THIS AGREEMENT is made and entered into as of August 3, 2010, by and between UQM TECHNOLOGIES, INC., a corporation organized under the laws of Colorado ("Employer"), and Eric Ridenour, an adult resident of Birmingham, Michigan ("Executive").

    WHEREAS, Executive and Employer wish to enter into an Agreement defining their employment relationship;

    NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, Employer and Executive agree as follows:

    1. Effective Date. Upon execution, this Agreement shall be effective as of September 1, 2010.

    2. Employment. Employer hereby agrees to employ Executive as its President and Chief Operating Officer effective September 1, 2010 transitioning to President and Chief Executive Officer effective December 1, 2010; and Executive hereby accepts such employment, all upon the terms and conditions hereinafter set forth. Further, Executive shall be appointed to Employer's Board of Directors effective September 1, 2010, and shall be nominated for and shall stand for election to the Board at the next ensuing annual meeting of the shareholders of Employer.

    3. Duties. Executive shall perform the duties assigned to him by the Chief Executive Officer while in the position of President and Chief Operating Officer and then by the Board of Directors when in the position of President and Chief Executive Officer, subject to the control, supervision and direction of the Board of Directors.

    4. Performance. During the term of Executive's employment under this Agreement and any renewal thereof, Executive shall devote Executive's best efforts and full working time and attention exclusively to the performance of the duties hereunder and to promoting and furthering the business of Employer, and shall not, during the term of employment, be engaged in any other business activity for personal pecuniary advantage. This paragraph shall not be construed as preventing Executive from investing Executive's assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made, subject to the provisions of Paragraph 17 hereof. Notwithstanding the foregoing, Executive may perform and assume other activities and obligations as the Board of Directors shall from time to time approve.

    5. Term of Employment, Expiration and Termination.

        (a) Term. Subject to the provisions of Paragraphs 15 and 16, the term of employment of Executive pursuant to this Agreement shall commence on September 1, 2010, and shall continue through August 31, 2015 (the "Original Term of Employment").

        (b) Termination for Cause. On termination of Executive's employment by Employer for cause during the Original Term of Employment pursuant to Paragraph 15(a), Executive shall receive no further base salary or benefits.

        (c) Termination Without Cause.

            i) Payment Amount. On termination of Executive's employment without cause by Employer either (1) during the Original Term of Employment or (2) after expiration of the Original Term of Employment if Executive's employment continues without a written agreement, Employer shall pay Executive a lump sum equal to two month's base salary for each completed full year of service as an officer of Employer, or one year's base salary, whichever is greater. In the event of a material breach of this Agreement by Employer, that is not cured within two (2) weeks of notice from Executive, Executive may elect to treat such breach as a constructive termination under this subparagraph, entitling Executive to the benefits under this subparagraph.

            ii) Section 409A Involuntary Separation. If the amount payable under this paragraph 5(c) qualifies as separation pay due to involuntary separation from service within the meaning of Treasury Regulation section 1.409A-1(b)(9)(iii), the lump sum shall be paid on or before the 30th day after Executive's separation from service, provided however, that if, at the time of separation from service, Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the Treasury Regulations, then the payment of the portion of the lump sum that is an amount equal to two (2) months' base salary shall be delayed and shall be paid on the earliest date on which payment may be made under Section 409A(a)(2)(B)(i) (the six month delay rule for specified employees) after Executive separates from the service of Employer as defined in Section 409A(a)(2)(A)(i) and the Treasury Regulations.

            iii) No Section 409A Involuntary Separation; Not A Specified Employee. If the amount payable under this paragraph 5(c) does not qualify as separation pay due to involuntary separation from service within the meaning of Treasury Regulation section 1.409A-1(b)(9)(iii), and if, at the time of separation from service, Executive is not a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) and the Treasury Regulations, the lump sum shall be paid on or before the 30th day after Executive separates from the service of Employer as defined in Section 409A(a)(2)(A) and the Treasury Regulations. Employer, and not Executive, shall determine the date of payment.

            iv) No Section 409A Involuntary Separation; Specified Employee. If the amount payable under this paragraph 5(c) does not qualify as separation pay due to involuntary separation from service within the meaning of Treasury Regulation section 1.409A-1(b)(9)(iii), and if, at the time of separation from service, Executive is a "specified employee," the lump sum shall be paid on the earliest date on which payment may be made under Section 409A(a)(2)(B)(i) (the six month delay rule for specified employees) after Executive separates from the service of Employer as defined in Section 409A(a)(2)(A)(i) and the Treasury Regulations.

        (d) Voluntary Termination. On termination of Executive's employment by Executive without cause either (i) during the Original Term of Employment pursuant to Paragraph 16(b), or (ii) after expiration of the Original Term of Employment if Executive's employment continues without written agreement, provided that Executive has given Employer at least six (6) months' prior written notice of such termination, Employer shall pay Executive a lump sum equal to six (6) months' base salary. If Executive does not provide the notice required in this subparagraph 5(d), Executive shall receive a lump sum payment equal to two (2) months' base salary. Notwithstanding the foregoing, if Executive's termination is under the provisions of Subparagraph 5(f) regarding voluntary retirement after the age of sixty (60) years, the provisions of this Subparagraph 5(d) shall not be applicable and the provisions of Subparagraph 5(f) shall control. The timing of the amount payable to Executive under this subparagraph 5(d) shall be in accordance with paragraph 5 (i).

        (e) Termination Upon Certain Changes in Control. If Executive's employment is terminated as a result of a Change in Control (as defined below) of Employer, such termination shall be deemed a termination without cause under the provisions of Paragraph 5(c), except that Executive shall receive a lump sum severance amount equal to twice any amount due under Paragraph 5(c). Any termination of Executive in contemplation of or within twelve (12) months after such Change in Control, except a termination for cause under Paragraph 15(a), shall be deemed a termination under this Subparagraph 5(e). Further, if Executive's duties or position are materially changed by Employer in contemplation of or within twelve (12) months after any such Change in Control, Executive may elect to treat such change as a constructive termination under this subparagraph entitling Executive to the benefits hereunder. For purposes of this Agreement, "Change in Control" means a "Corporate Transaction", which includes the following:

            i) Merger; Reorganization. The merger or consolidation of the Employer with or into another corporation or other reorganization (other than a reorganization under the United States Bankruptcy Code) of the Company (other than a consolidation, merger, or reorganization in which the Employer is the continuing corporation and which does not result in any reclassification of change of outstanding shares of common stock); or

            ii) Sale. Substantially all of the Employer's business or assets are sold or transferred (unless the Employer continues as the holding company of the entity or entities that continue the Employer's business) or a sale of more than fifty percent (50%) of the Employer's outstanding voting stock; or

            iii) Liquidation. The dissolution or liquidation of the Employer; or

            iv) Change in Control. If at any time during any period of two (2) consecutive years (including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Employer's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

            v) Other Transactions. Any other transaction that the Board determines by resolution to be a Corporate Transaction.

The timing of the amount payable to Executive under this subparagraph 5(e) shall be in accordance with paragraph 5(c).

        (f) Voluntary Retirement. Upon Executive's voluntary retirement after age sixty (60) years, (i) during the Original Term of Employment pursuant to Paragraph 16(b), or (ii) after expiration of the Original Term of Employment if Executive's employment continues without written agreement, Executive shall receive the severance benefits described under Paragraph 5(c), i.e., as if the severance was a termination without cause by Employer, up to a maximum payment of twenty-four (24) months. In order to exercise his rights under this Subparagraph 5(f), Executive shall provide Employer at least six (6) months' prior written notice of his voluntary retirement. The amount due to Executive under this subparagraph 5(f) shall be paid in accordance with paragraph 5 (i). Executive has "voluntarily retired" if he has "separated from service" as defined in Section 409A and the Treasury Regulations.

        (g) Return of Documents. Upon the expiration or termination of Executive's employment, Executive or Executive's legal representative upon request shall promptly deliver to Employer all originals and all duplicates or copies of all documents, records, notebooks and similar repositories of or containing Confidential Information as defined in Paragraph 18 then in his possession, whether prepared by Executive or not.

        (h) Other Benefits.

            i) General. Upon any termination of Executive's employment under the provisions of Subparagraphs 5(c), (e), (f), or Paragraph 10, then notwithstanding anything to the contrary contained in any benefit plan, (1) Executive and his dependent(s) shall be entitled to continue to participate in Employer's health care and hospitalization plan(s) ("health plans") at the same cost as active employees of Employer until Executive attains age 65 as provided in Subparagraph 5(h)(ii) below, (2) Executive's stock options, both incentive and nonqualified, and restricted stock, shall vest in full (i.e., the vesting of all unvested options and rights shall be accelerated) as of the day before the date of Executive's termination of employment (and notwithstanding any provision to the contrary contained in such applicable plans, Executive shall have three (3) months following the date of such termination to exercise such options that are Incentive Options and the remainder of the Option Period to exercise in the case of Non-Qualified Options or restricted stock rights), and (3) at Executive's election, Employer shall assign to Executive or Executives designees any life and disability insurance policies or other fringe benefits that may be assigned. Any continued cost of such policies or benefits shall be Executive's sole responsibility.

            ii) Health Plans. If, at the time of separation from service, Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) and the Treasury Regulations, Executive shall pay the full cost of coverage for Executive and his dependent(s) under Employer's health care and hospitalization plan(s), determined according to the rates for continuation coverage under COBRA (but excluding the additional two percent (2%) administrative fee) for the first six (6) months of coverage following Executive's separation from the service of Employer as defined in Code section 409A(a)(2)(A)(i) and the Treasury Regulations. Beginning with the seventh (7th) month following Executive's separation from the service of Employer as defined in Code section 409A(a)(2)(A)(i) and the Treasury Regulations if Executive is a "specified employee," or beginning with the first month of coverage if, at the time of separation from service, Executive is not a "specified employee," Executive shall pay the same cost for coverage under the health plan as active employees of Employer. Coverage for Executive and Executive's dependents shall terminate on the last day of the month in which Executive's 65th birthday shall occur. All claims made by Executive and Executive's dependents under the health plan shall be paid no later than the last day of the calendar year following the calendar year in which such claims were incurred. Executive agrees that he will promptly reimburse Employer for any claims that are paid after the last day of the calendar year following the calendar year in which such claims were incurred.

        (i) Timing of Payment; Section 409A. The lump sum payments under Subparagraphs 5(d) and (f) shall be made at the time provided in this Subparagraph 5(i). If, at the time of separation from service, Executive is not a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) and the Treasury Regulations, the lump sum payable shall be paid on or before the 30th day after Executive separates from the service of Employer as defined in Section 409A(a)(2)(A) and the Treasury Regulations, and Employer, and not Executive, shall determine the date of payment. If, at the time of separation from service, Executive is a "specified employee," the lump sum shall be paid on the earliest date on which payment may be made under Code Section 409A(a)(2)(B)(i) (the six month delay rule for specified employees) after Executive separates from the service of Employer as defined in Code section 409A(a)(2)(A)(i) and the Treasury Regulations.

    6. Compensation. For the services to be rendered by Executive hereunder, Employer agrees to pay Executive during the term of employment, and Executive agrees to accept:

        (a) An annual base salary of $390,000. Executive's annual base salary shall not be decreased during the Original Term of Employment.

        (b) Executive's base salary shall be paid in equal semi-monthly installments on the fifteenth and final day of each month during the term of his employment.

        (c) Executive shall receive fringe benefits in accordance with Employer's policies and practices for employees generally (including, without limitation, participation in any stock option plans, life and disability insurance plans, health care and hospitalization plans, medical and dental reimbursement plans, profit sharing plans, retirement plans and other employee benefit plans) for which Executive is qualified. At Employer's expense Executive shall have a medical exam every year. In addition to the foregoing, Executive shall receive an automobile allowance of $810 per month for the use of an automobile for combined business and personal use.

        (d) During the second quarter of each fiscal year of Employment, Employer shall review Executive's performance under this Agreement and establish goals and objectives for Executive's performance for the next fiscal year. In such review, Employer, in its reasonable discretion, shall consider increasing Executive's base salary and compensation based on relevant factors such as Executive's performance, Employer's accomplishments, increase or decrease in Executive's responsibilities, and cost of living increases. Any base salary increases normally are to be effective on such date as may be specified by Employer.

        (e) Employer has adopted additional compensation plans that are administered by its Compensation Committee and the Compensation Committee may in its sole and absolute discretion award cash bonuses, stock awards and stock options to Executive on terms to be determined by the Compensation Committee.

        (f) As part of a one time hiring package, Executive will receive a cash signing bonus of $150,000, with $75,000 payable on the September 1, 2010 start date and the remainder on March 1, 2011. In addition, Executive will be granted on September 1, 2010 common stock with a value of $150,000 and stock options with a term of ten years having a Black-Scholes value of $200,000. The options shall have an exercise price equal to the closing price of the company's common stock on September 1 and both equity grants shall contain vesting provisions providing for ratable vesting over a three year term (i.e., one-third of such equity grants shall vest each year for three consecutive years). The option grant will consist of the incentive options up to the statutory maximum, with the remainder being non-qualified options. The shares of common stock and stock options shall be governed by the rules of the UQM Technologies, Inc. Stock Bonus Plan and the UQM Technologies, Inc. 2002 Equity Incentive Plan, as amended, unless provided otherwise herein. Executive will also receive a one time moving allowance of up to $25,000, legal fees up to $7,500; and will reasonable house hunting costs and temporary living costs through November 30, 2010.

    7. Working Facilities. Executive shall be furnished with appropriate office space, secretarial assistance, and such other facilities and services as are suitable to Executive's position and adequate for the performance of Executive's duties.

    8. Expenses. Employer shall reimburse Executive for all reasonable expenses that Executive incurs in connection with the business of Employer or any of its subsidiaries and in the performance of Executive's duties under this Agreement. Employer shall also reimburse Executive for membership fees and expenses related to Executive's membership in professional organizations, clubs, societies and groups as may be approved by the Board of Directors from time to time, subject to such rules, regulations and record-keeping requirements as may be established from time to time by the Board.

    9. Paid Time Off. Executive shall be entitled each year to twenty-eight (28) paid days off plus six (6) holiday paid days off during which time his compensation shall be paid in full. Paid time off accrued during each calendar year must be used by the end of each calendar year, or will be lost, and will not accrue from one calendar year to the next, provided however that Executive shall be eligible to receive payment from the Company for any unused paid time off in accordance with any such Company policy then in effect . Exceptions to the foregoing non-accrual policy may be provided under terms and conditions approved in writing by resolution of the Board of Directors or its compensation committee in such body's sole discretion based on prolonged extra-ordinary work demands preventing Executive's timely taking vacation.

    10. Disability. If Executive is unable to perform Executive's services by reason of illness or incapacity for a period of more than six (6) consecutive months, and subject to the provisions of Paragraph 11, Employer may terminate Executive's employment. Employer shall receive a credit against Executive's base salary for any disability compensation benefit for the same calendar period received by Executive from Worker's Compensation or any commercial insurance carrier under Paragraph 11 while Executive is employed with Employer. In the event Executive's employment is terminated under this Paragraph 10, Executive shall receive the severance benefits described under Subparagraph 5(c). The severance benefits shall be payable as specified in Subparagraph 5(c).

    11. Insurance for the Benefit of Executive.

        (a) Subject to the provisions of Paragraph 6(c), Executive and his dependent(s) shall be covered by Employer's medical insurance in accordance with Employer's health care/medical insurance and hospitalization plan(s), and Executive shall be covered by Employer's disability insurance in accordance with Employer's disability plan, each in effect from time to time, the premiums for which shall be paid for by Employer.

        (b) Employer shall at its expense continuously maintain without interruption in the name of Executive or Executive's designee or for the benefit of Executive or Executive's designee, life insurance coverage in an amount equal to three times (3x) Executive's then current base salary.

    12. Insurance for the Benefit of Employer. Employer shall have the right from time to time to apply for and take out in its name and at its own expense, life, health or other insurance upon Executive in any sum or sums which may be deemed necessary by Employer to protect its interest under this Agreement and Executive shall do all such things as may be necessary to assist in the procuring of such insurance by making a proper application therefore as may be required by the insurance company and submitting to the usual and customary medical examinations. Executive, in Executive's capacity as Executive, shall have no right, title or interest in or to such insurance, but the same shall be solely for the benefit of Employer and any amounts payable thereunder shall be solely payable to such Employer.

    13. Death During Employment. If Executive dies during the term of his employment under this Agreement, Employer shall pay to the estate or trust of Executive the compensation which would otherwise be payable to Executive up to the end of the sixth (6th) month after the month in which his death occurs. If, by that time, Executive's estate or trust has not received any proceeds of the insurance provided for in Paragraph 11, Employer shall continue Executive's base salary hereunder for up to an additional three months, or until such insurance proceeds are received, whichever is earlier ("Reimbursable Payments"), provided that Executive's estate or trust shall reimburse Employer for any such Reimbursable Payments made from the proceeds of such insurance. All payments of compensation under this Paragraph 13 shall be paid on the fifteenth (15th) and final day of each month according to Employer's customary payroll practices.

    14. Representation and Warranty. Executive represents and warrants that he is not now, and will not be on the date of commencement of this Agreement, a party to any agreement, contract or understanding, whether of employment, agency or otherwise, which would in any way restrict or prohibit Executive from undertaking and performing Executive's duties in accordance with the terms and provisions of this Agreement.

    15. Termination by Employer.

        (a) Employer may terminate Executive's employment for cause, which is defined as follows:

            i) Fraud, malfeasance, or embezzlement against Employer's assets or conviction of any felony;

            ii) Except under circumstances of disability contemplated by the provisions of Paragraph 10, cessation of Executive's performance of Executive's duties hereunder or deliberate and substantial failure to perform them in a capable and conscientious manner;

            iii) Violation of the provisions of Paragraph 14; or

            iv) Deliberate and substantial breach of Executive's material obligations under any other provision hereof that is not cured within 30 days after notice to Executive of the breach.

        (b) Should the Board of Directors of Employer determine cause exists, as defined in Subparagraph (a), to terminate Executive's employment, prior to termination for such cause, Employer shall provide Executive written notice reasonably describing the basis for the contemplated termination and a two-week period of time in which to respond in writing and in person prior to Employer's final determination of cause. During the period between such notice and final determination, the Board may suspend the performance of Executive's duties under this Agreement and direct Executive's non-attendance at work. However, Executive's right to compensation under this Agreement shall continue through and to any final termination of employment for cause.

        (c) Employer may terminate Executive's employment at any time without cause, subject to the applicable provisions of Paragraph 5. During the period between such notice and final determination, the Board may suspend the performance of Executive's duties under this Agreement and direct Executive's non-attendance at work.

    16. Termination by Executive.

        (a) Executive shall have the right to terminate his employment on written notice to Employer of any default by Employer in performing its duties under this Agreement and such termination shall be treated as a termination without cause under Subparagraph 5(c), provided that Executive may not terminate his employment if Employer cures the default within fourteen (14) days after receiving such notice.

        (b) Executive may terminate Executive's employment as provided in Subparagraphs 5(d) and (f).

    17. Restrictive Covenant.

        (a) Executive agrees and covenants that, without the Board's prior written consent and except on behalf of Employer, he will not in any manner, directly or indirectly, own, manage, operate, control, be employed by, participate in, assist or be associated in any manner with any person, firm or corporation anywhere in the world whose business competes with Employer or any subsidiary of Employer. This covenant shall remain in effect until a date one (1) year after the date Executive's employment is terminated or, if his employment is terminated pursuant to Paragraph 16(a), until the termination date. Notwithstanding any other provision of this Agreement, Executive may own up to three percent (3%) of the outstanding stock of a competing publicly traded corporation so long as he takes no other action furthering the business of such corporation.

        (b) Until a date one (1) year after the termination date, Executive shall not (i) solicit any other employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and any other employee of Employer, or (ii) induce any customer, supplier, licensee, or other business relation of Employer to cease doing business with Employer, or in any way interfere with the relationship between any customer or business relation and Employer.

    18. Confidentiality.

        (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

            i) "Inventions" shall mean all inventions, improvements, modifications, and enhancements, whether or not patentable, made by Executive within the scope of Executive's duties during Executive's employment by Employer.

            ii) "Confidential Information" shall mean Employer's proprietary know-how and information disclosed by Employer to Executive or acquired by Executive from Employer during Executive's employment with Employer about Employer's plans, products, processes and services, which Employer protects against disclosure to third parties. Confidential Information shall not include Executive's general knowledge and experience possessed prior to or obtained during his employment with Employer.

        (b) Restrictions on Disclosure.

            i) During the period of employment with Employer and thereafter, and except as otherwise consistent with Executive's duties, responsibilities and obligations as Chief Operating Officer and Chief Executive Officer of Employer, as the case may be, Executive shall not disclose Confidential Information to any third parties other than Employer, its employees, agents, consultants, contractors and designees without the prior written permission of Employer, or use Confidential Information for any purpose other than the conduct of Employer's business.

            ii) The restrictions on disclosure and use set forth herein shall not apply to any Confidential Information which:

A. At the time of disclosure to Executive by Employer is generally available to the public or thereafter becomes generally known to the public, through no fault of Executive;

B. Was known by Executive prior to his employment with Employer;

C. Executive at any time receives from a third party not under any obligation of secrecy or confidentiality to Employer;

D. Employer discloses to a third party not under any obligation of secrecy or confidentiality to it; and

E. Executive is requested or required to disclose pursuant to a subpoena or order of a court or other governmental agency, in which case Executive shall notify Employer as far in advance of disclosure as is practicable.

        (c) Obligations Regarding Inventions. Without any royalty or any other additional consideration to Executive: (i) Executive shall promptly inform Employer of any Inventions by a written report, setting forth the conception and reduction to practice of all inventions; (ii) Executive hereby agrees to assign and assigns to Employer all of his right, title and interest: (1) to any Inventions made during the term of his employment by Employer (including without limitation the right to license or sell such Invention to others), (2) to applications for United States and foreign letters patent, and (3) to United States and foreign letters patent granted upon such Inventions; and (iii) Executive agrees upon request and at the sole cost and expense of Employer to, at all times, do such acts (such as giving testimony in support of his inventorship) and execute and deliver promptly to Employer such papers, instruments, and documents as from time to time may be necessary or useful to apply for, secure, maintain, reissue, extend or defend Employer's interest in any Inventions or any or all United States and foreign letters patent, so as to secure Employer the full benefits of any Inventions or discoveries or otherwise to carry into full force and effect the intent of the assignment set out in subparagraph 18(c)(ii).

        (d) Remedies. Executive acknowledges and agrees that Executive's disclosure of any Confidential Information would result in irreparable injury to Employer. Executive acknowledges and agrees that the Confidential Information is non-public information which Executive has expended substantial time, money and effort to develop and is property considered "Trade Secrets" of Employer within the meaning of Colorado law. Therefore, upon the breach or threatened breach of the covenants in this paragraph by Executive, Employer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction prohibiting such disclosure and any other equitable relief that the court deems appropriate. In addition, Employer shall be entitled to seek damages.

        (e) Any Confidential Information that is directly or indirectly originated, developed or perfected to any degree by Executive during the term of his employment by Employer shall be and remain the sole property of Employer.

    19. Resolution of Disputes. In addition to any other remedies available to Employer, Employer shall be entitled to specific performance of the covenants contained in Paragraphs 17 and 18. If either party is successful in enforcing its rights under this Paragraph 19, the unsuccessful party shall reimburse the successful party for all of the costs of such enforcement, including but not limited to costs, litigation expenses and reasonable attorneys' fees. Except for an action to interpret or enforce Paragraphs 17 or 18, any controversy or claim arising out of or relating to the interpretation, alleged breach or enforcement of this Agreement shall be settled by arbitration before a single arbitrator in Denver, Colorado, in accordance with the commercial rules then in effect of the American Arbitration Association, Colorado Revised Statutes pertaining to the arbitration of civil disputes. The arbitrator, who shall be a person experienced in negotiating and making employment agreements and resolving employment disputes and in any other pertinent areas of law, shall make reasonably detailed findings to support any decision and award. The award of the arbitrator shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. As part of the award in any arbitration or judicial proceedings, the prevailing party may be awarded its reasonable attorneys' fees, witness fees, expert witness fees and related costs and expenses in the discretion of the arbitrator.

    20. Notices. All notices under this Agreement shall be delivered by hand or by registered or certified mail. Notices intended for Executive shall be addressed to Executive at 431 Aspen, Birmingham, Michigan 48009. Notices intended for Employer shall be addressed to it at 4120 Specialty Place, Longmont, Colorado 80504. All notices shall be effective upon actual delivery if by hand, or, if by mail, five (5) days after being deposited in the United States mail, postage prepaid and addressed as required by this section. Either party may by notice accomplished in accordance with this Paragraph 20 change the address to which future notices may be sent.

    21. Miscellaneous Provisions.

        (a) This Agreement contains the entire agreement between the parties and supersedes all prior agreements and it shall not be amended or otherwise modified in any manner except by an instrument in writing executed by both parties.

        (b) Neither this Agreement nor any rights or duties under this Agreement may be assigned or delegated by either party unless the other party consents in writing.

        (c) Except as otherwise provided herein, this Agreement shall be binding upon the inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

        (d) This Agreement has been entered into in Colorado and shall be governed by the laws of that state.

        (e) In fulfilling their respective obligations under this Agreement and conducting themselves pursuant to it, each party shall act reasonably and in good faith.

        (f) If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the invalid or unenforceable provision shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with its terms.

        (g) To the extent necessary, the provisions of this Agreement shall be construed and administered in compliance with the requirements of Code section 409A and the regulations and any other guidance promulgated thereunder.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:

/s/ERIC RIDENOUR_____
Eric Ridenour

EMPLOYER:
UQM TECHNOLOGIES, INC.

By: /s/WILLIAM G. RANKIN
William G. Rankin, President